Exhibit 99.2

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) hereby consents to (i) the inclusion of our opinion letter, dated March 26, 2021, to the Board of Directors of Peoples Bancorp Inc. (the “Company”) as Annex D to the joint proxy statement/prospectus relating to the proposed merger of the Company with Premier Financial Bancorp, Inc. (“Premier”), which forms a part of the Amendment No. 1 to the Registration Statement on Form S-4 filed by the Company on the date hereof (the “Registration Statement”) and (ii) the references to our firm and our opinion and the description or summarization of our opinion included in such Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchanges Commission promulgated thereunder.

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

Dated: May 28, 2021